SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[X]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

ALTERA CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 30, 2002
2:00 p.m.

      The annual meeting of stockholders of Altera Corporation, a Delaware corporation, will be held on Tuesday, April 30, 2002, at 2:00 p.m. local time, at Altera’s offices at 101 Innovation Drive, San Jose, California, for the following purposes:

1.	To elect directors to serve until the next annual meeting of stockholders or until their successors are elected.

2.	To approve an amendment to the 1996 Stock Option Plan to increase by 9,000,000 the number of shares of common stock reserved for issuance under the plan.

3.	To approve an amendment to the 1987 Employee Stock Purchase Plan to increase by 1,500,000 the number of shares of common stock reserved for issuance under the plan.

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2002.

5.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

      The foregoing items of business are more fully described in the proxy statement accompanying this notice. Stockholders who owned shares of our common stock at the close of business on March 5, 2002 are entitled to notice of, and to vote at, the meeting.

      All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote your shares as soon as possible.

      You may mark your votes, date, sign, and return the proxy card or voting instruction form. If you have shares registered directly with our transfer agent, EquiServe Trust Company, you may choose to vote those shares via the Internet at EquiServe’s voting Web site (www.eproxyvote.com/altr), or you may vote telephonically, within the U.S. and Canada only, by calling EquiServe at (877) 779-8683 (toll-free). If you hold Altera shares with a broker or bank, you may also be eligible to vote via the Internet or to vote telephonically if your broker or bank participates in the proxy voting program provided by ADP Investor Communication Services.

      If your Altera shares are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may choose to vote those shares via the Internet at ADP Investor Communication Services’ voting Web site (www.proxyvote.com) or telephonically by calling the telephone number shown on your voting form. See “Voting Via the Internet or By Telephone” in the proxy statement for further details.

For the Board of Directors
ALTERA CORPORATION

Katherine E. Schuelke
Secretary

San Jose, California

March 19, 2002

YOUR VOTE IS IMPORTANT.

PLEASE SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE

AND RETURN IT IN THE ENCLOSED ENVELOPE.

PROPOSAL ONE -- ELECTION OF DIRECTORS
PROPOSAL TWO -- APPROVAL OF AMENDMENT TO 1996 STOCK OPTION PLAN
PROPOSAL THREE -- APPROVAL OF AMENDMENT TO 1987 EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL FOUR —RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
VOTING VIA THE INTERNET OR BY TELEPHONE
DELIVERY OF VOTING MATERIALS
ANNUAL REPORT
STOCKHOLDER PROPOSALS

ALTERA CORPORATION

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS
April 30, 2002

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the board of directors of Altera Corporation, a Delaware corporation, for use at our annual meeting of stockholders to be held on April 30, 2002, or at any adjournment(s), continuation(s), or postponement(s) of the meeting.

      A number of abbreviations are used in this proxy statement. We refer to Altera Corporation as “Altera,” or “we,” “us,” or “our.” The term “proxy solicitation materials” includes this proxy statement, as well as the enclosed proxy card. References to “fiscal 2001” mean our 2001 fiscal year which began on January 1, 2001 and ended on December 31, 2001. Our 2002 annual meeting of stockholders is simply referred to as “the annual meeting” or the “meeting.”

      Our principal executive offices are located at 101 Innovation Drive, San Jose, California 95134. Our telephone number is (408) 544-7000.

      These proxy solicitation materials were mailed on or about March 19, 2002 to all stockholders entitled to vote at the annual meeting.

Record Date and Shares Outstanding

      Stockholders who owned shares of our common stock at the close of business on March 5, 2002, referred to as the record date, are entitled to notice of, and to vote at, the annual meeting. At the record date, we had 385,298,335 shares of common stock issued and outstanding.

How Your Proxy Will Be Voted

      If you complete and submit your proxy, the shares represented by your proxy will be voted at the annual meeting in accordance with your instructions. If you submit a proxy by mail, but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted in favor of Proposals 1, 2, 3, and 4. In addition, if any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the board of directors. We have not received notice of any other matters that may properly be presented at the annual meeting.

Revoking Your Proxy

      You may revoke your proxy at any time prior to the date of the annual meeting by: (1) submitting a later-dated vote, in person at the annual meeting, via the Internet, by telephone, or by mail, or (2) delivering instructions to us at 101 Innovation Drive, San Jose, California 95134 to the attention of Katherine E. Schuelke, Secretary.

Voting

Tabulation; Quorum

      Each share of common stock outstanding on the record date is entitled to one vote. Cumulative voting is not permitted. Our transfer agent, EquiServe Trust Company, tabulates the votes. A quorum, which is a majority of the outstanding shares as of the record date, must be present in order to hold the meeting and to conduct business. Your shares will be counted as being present at the meeting if you appear in person at the meeting, if you vote your shares by telephone or over the Internet, or if you submit a properly executed proxy card. Votes against a particular proposal will be counted both to determine the presence or absence of a quorum and to determine whether the requisite majority of voting shares has been obtained.

Treatment of Abstentions; Broker Non-Votes

      In the absence of controlling precedent to the contrary, we intend to treat abstentions and broker non-votes in the following manner. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring the approval of a majority of the shares of common stock present and entitled to vote and, therefore, do not have the effect of votes in opposition for such proposals. With respect to Proposal 1, which requires a plurality vote, and Proposals 2, 3, and 4, which require the affirmative vote of a majority of the common stock present and entitled to vote, broker “non-votes” have no effect. Because abstentions will be included in tabulations of the shares of common stock entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes on Proposals 2, 3, and 4.

Solicitation of Proxies

      We will pay for the cost of this solicitation. We have retained the services of D. F. King & Co., Inc. to help solicit proxies from brokers, bank nominees, and other institutional owners. We estimate that we will pay D. F. King & Co., Inc. a fee of $6,000 for its services. In addition, we will reimburse D. F. King for certain out-of-pocket expenses. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers, and regular employees, without additional compensation, personally or by telephone, telegram, or facsimile.

PROPOSAL ONE — ELECTION OF DIRECTORS

      Our board of directors is currently comprised of nine members, eight of whom have been nominated for re-election at the annual meeting. One of our current directors, Michael A. Ellison, has notified us that he will be retiring at the end of his current term as a director and therefore will not stand for re-election at the annual meeting. Our board of directors has decided not to replace Mr. Ellison, and therefore our board will consist of eight directors as of April 30, 2002.

      The nominating committee of the board of directors has nominated the persons named below for election as directors at the annual meeting. Unless otherwise directed, the proxy holders will vote the proxies received by them for the eight nominees named below. If any of the eight nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who is designated by the present board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The directors elected will hold office until the next annual meeting of stockholders or until their successors are elected and qualified.

      The names of the nominees and certain information about them are set forth below.

			Director
Name of Nominee	Age	Position(s) with Altera	Since

Rodney Smith	61	Chairman of the Board	1983
Robert W. Reed	55	Vice Chairman of the Board	1994
Charles M. Clough	73	Director	1997
John P. Daane	38	President, Chief Executive Officer, and Director	2000
Robert J. Finocchio, Jr.	50	Director	2002
Paul Newhagen	52	Director	1987
Deborah D. Rieman	52	Director	1996
William E. Terry	68	Director	1994

      There is no family relationship between any of our directors or executive officers.

      Rodney Smith has served as our Chairman of the Board since joining us in November 1983 and served as our President and Chief Executive Officer from November 1983 until November 2000. Prior to November 1983, he held various management positions with Fairchild Semiconductor Corporation, a semiconductor manufacturer.

      Robert W. Reed has served as one of our directors since October 1994 and as our Vice Chairman of the Board since January 2001. In 1996, Mr. Reed retired from his position as Senior Vice President of Intel Corporation, a semiconductor manufacturer. From 1983 to 1991, Mr. Reed was Intel’s Chief Financial Officer.

      Charles M. Clough has served as one of our directors since August 1997. In August 1997, Mr. Clough retired from his position as Chairman of the Board of Wyle Electronics, a distributor of semiconductor products and computer systems. From 1982 to 1997, Mr. Clough held various management positions at Wyle Electronics, including President, Chief Executive Officer, and Chairman. Wyle Electronics was one of our authorized distributors in the United States prior to its acquisition by Arrow Electronics, Inc. Prior to joining Wyle Electronics, he spent 27 years with Texas Instruments Inc., a semiconductor company, holding a number of management and executive positions relating to semiconductor operations, including the head of Bipolar operations, European Semiconductor group and worldwide marketing. Mr. Clough also serves as a director of Fairchild.

      John P. Daane has served as our President and Chief Executive Officer since November 2000 and as one of our directors since December 2000. Prior to joining us, Mr. Daane spent 15 years at LSI Logic Corporation, a semiconductor manufacturer, most recently as Executive Vice President, Communications Products Group.

      Robert J. Finocchio, Jr. has served as one of our directors since January 2002 and has been a dean’s executive professor at Santa Clara University, Leavey School of Business since September 2000. Prior to joining us, he served as Chief Executive Officer and President of Informix Corporation, an information management software company, from July 1997 to July 1999 and Chairman of Informix from July 1997 to September 2000. From December 1988 to May 1997, Mr. Finocchio was employed by 3COM Corporation, a global data networking company, where he held various positions, most recently serving as President, 3COM Systems. Mr. Finocchio also serves as a director of Echelon Corporation, Latitude Communications, Inc., Resonate Inc., and Turnstone Systems, Inc.

      Paul Newhagen, one of our founders, has served as one of our directors since July 1987. In March 1998, Mr. Newhagen retired from his position as our Vice President, Administration, a position he had held since December 1994. From June 1993 to November 1994, he served as a consultant to us. From 1983 to 1993, Mr. Newhagen held various management positions with us, including Vice President of Finance and Administration, Chief Financial Officer, and Secretary.

      Deborah D. Rieman, Ph.D., has served as one of our directors since May 1996. Dr. Rieman currently manages a private investment fund. From July 1995 to May 1999, Dr. Rieman was the President and Chief

Executive Officer of CheckPoint Software Technologies, Inc., an Internet security software company. Prior to joining CheckPoint, Dr. Rieman held various executive and marketing positions with Adobe Systems Inc., a computer software company, Sun Microsystems Inc., a computer networking company, and Xerox Corporation, a diversified electronics manufacturer. Dr. Rieman also serves as a director of Alchemedia Corporation, Corning Inc., Counterpane Internet Security, Inc., Keynote Systems, Inc., and Tumbleweed Communications Corporation.

      William E. Terry has served as one of our directors since August 1994. Mr. Terry is a former director and Executive Vice President of the Hewlett-Packard Company, a diversified electronics manufacturing company. In 36 years at Hewlett-Packard, he held a number of senior management positions, including general manager of Hewlett-Packard’s Data Products and Instrument Groups, and subsequently had overall responsibility for the Measurement Systems Sector. He retired from Hewlett-Packard in November 1993. Mr. Terry also serves as a director of Key Tronic Corporation.

Vote Required and Board of Directors’ Recommendation

      The eight nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected as directors. Our board of directors recommends that the stockholders vote “FOR” the nominees listed above.

Board of Directors and Committee Meetings

      The board of directors held six meetings during fiscal 2001. The board of directors has standing audit, compensation, and nominating committees.

Audit Committee

      Prior to March 5, 2002, the members of the audit committee were Michael A. Ellison, Paul Newhagen, and Robert W. Reed. Effective as of March 5, 2002, the members of the audit committee are Robert J. Finocchio, Jr., Paul Newhagen, and Robert W. Reed. Messrs. Finocchio, Newhagen, and Reed are “independent” directors as defined in Rule 4200(a)(14) of the National Association of Securities Dealers listing standards. The audit committee held four meetings during fiscal 2001. The purposes of the audit committee are to review with our management and independent accountants such matters as internal accounting controls and procedures, the plan and results of the annual audit, and suggestions of the accountants for improvements in accounting procedures; to nominate independent accountants; and to provide such additional information as the committee may deem necessary to make the board of directors aware of significant financial matters that require the board of directors’ attention.

Compensation Committee

      Prior to March 5, 2002, the members of the compensation committee were Michael A. Ellison and William Terry. Effective as of March 5, 2002, the members of the compensation committee are Deborah D. Rieman and William E. Terry. The compensation committee held three meetings during fiscal 2001. The purposes of the compensation committee are to review and approve the compensation to be paid or provided to our executive officers, the aggregate compensation of all of our employees, and the terms of compensation plans of all types.

Nominating Committee

      Prior to March 5, 2002, the members of the nominating committee were Charles M. Clough, John P. Daane, Paul Newhagen, and William E. Terry. Effective as of March 5, 2002, the members of the nominating committee are Charles M. Clough, John P. Daane, and Paul Newhagen. The nominating committee held two meetings in fiscal 2001. The purpose of the nominating committee is to seek qualified candidates for nomination and appointment to the board of directors. The nominating committee selects such candidates by evaluating potential candidates’ decision-making ability, business experience, technological background, personal integrity, reputation, and other factors. In addition, the nominating committee recognizes the benefits of a board of directors that reflects the diversity of our stockholders, employees, and customers, and the community in which it operates. Accordingly, the nominating committee actively seeks qualified candidates for nomination and election to the board of directors in order to reflect such diversity. The nominating committee conducts its evaluation of potential candidates independently and confidentially; therefore, it does not accept stockholder recommendations of candidates. In January 2002, the nominating committee nominated the candidates identified in this proxy for election to our board of directors.

      During fiscal 2001, no director attended fewer than 75% of the aggregate number of meetings of the board of directors and meetings held by all committees of the board on which such director served.

Director Compensation

      Currently, our non-employee directors receive $2,000 for each meeting of our board of directors or a committee of our board of directors (unless held in conjunction with a meeting of the board of directors as a whole) attended in person, and $1,000 for each meeting attended by telephone. We reimburse each non-employee member of the board of directors and its committees for expenses incurred by such member in connection with the attendance at such meetings. Our non-employee directors are also paid an annual retainer in the amount of $12,000, paid in advance on the date of the annual meeting of stockholders in each year, but prorated for any partial year.

      Each non-employee director is eligible to include the annual retainer and meeting fees, but not expense reimbursements, in our Deferred Compensation Plan. We incur incidental expenses for administration of the Deferred Compensation Plan, and our tax benefit for payments to such directors is delayed until funds (including earnings on the amounts invested pursuant to such plan) are eventually distributed from such plan. We do not pay any additional compensation to our non-employee directors as a result of the Deferred Compensation Plan.

      Each non-employee director also receives options under our 1998 Director Stock Option Plan, referred to as the “1998 Director Plan,” under which 680,000 shares of common stock are reserved for issuance. The 1998 Director Plan provides for the grant of nonstatutory stock options to each of our non-employee directors. Such grants occur automatically upon commencement of service as a non-employee director and upon re-election as a non-employee director. In 2001, we granted options to purchase 30,000 shares of our common stock to directors upon their re-election as directors. Upon his election to our board of directors in January 2002, Mr. Finocchio received a grant to purchase 40,000 shares of our common stock. The exercise price for option grants to our directors was equal to the closing price of our common stock on the date of the grant. These option grants vest over a period of years according to the 1998 Director Plan.

      Each non-employee director is also eligible to receive medical, dental, and vision insurance benefits at the same level generally available to our employees.

      Our directors who are also employees do not receive any additional compensation for their services as members of the board of directors.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth the shares of common stock beneficially owned by (i) persons known by us to beneficially own greater than 5% of our outstanding stock, (ii) each of our directors, (iii) our Chief Executive Officer and the four other most highly paid officers, and (iv) all of our directors and executive officers as a group. Except as otherwise indicated in the accompanying footnotes, beneficial ownership is shown as of the record date. All percentage figures in the following table are calculated based on the number of shares of common stock outstanding as of the record date.

	Shares of Common Stock

Name and Address of Beneficial Owner(1)	Number	Percent(2)

Five-Percent Stockholders:
AXA(3)	40,382,757	10.48%
Capital Research and Management Company(4)	29,224,900	7.59%
FMR Corp.(5)	25,339,171	6.58%
Directors and Executive Officers:
Rodney Smith(6)	8,557,438	2.22%
Robert W. Reed(7)	36,250	*
Charles M. Clough(8)	58,623	*
John P. Daane(9)	831,947	*
Michael A. Ellison(10)	148,014	*
Robert J. Finocchio, Jr.	—	*
Paul Newhagen(11)	2,572,671	*
Deborah D. Rieman(12)	229,412	*
William E. Terry(13)	532,250	*
Denis M. Berlan(14)	1,896,640	*
Erik R. Cleage(15)	653,461	*
Jordan S. Plofsky(16)	127,385	*
Nathan M. Sarkisian(17)	663,666	*
All directors and executive officers as a group (17 persons)(18)	16,696,380	4.33%

*	Less than 1%.

(1)	The persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated in a corresponding footnote, the business address of each of the beneficial owners listed in this table is 101 Innovation Drive, San Jose, California 95134.

(2)	Applicable percentage of ownership is based on 385,298,335 shares of common stock outstanding as of the record date together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of common stock subject to options currently exercisable or exercisable within 60 days after the record date are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(3)	Based on a filing with the Securities and Exchange Commission on February 12, 2002, indicating beneficial ownership as of December 31, 2001. AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle (collectively, “Mutuelles AXA”), as a group, control AXA. AXA in turn owns a majority interest in AXA Financial, Inc. Mutuelles AXA, as a group, does not directly own any shares of our common stock. AXA, through entities it controls, including AXA Financial, has sole or shared power to dispose of

40,275,126 and 107,631 shares of our common stock, respectively, and has sole or shared power to vote 19,375,963 and 11,401,937 shares of our common stock, respectively. Alliance Capital Management L.P., which is a majority-owned subsidiary of AXA Financial, has sole or shared power to dispose of 38,528,034 and 107,631 shares of our common stock, respectively, and has sole or shared power to vote 17,964,107, and 11,401,937 shares of our common stock, respectively. The shares described in the preceding sentence are owned by various individuals and institutional investors for which Alliance Capital Management serves as investment adviser. For purposes of the reporting requirements of the Securities Exchange Act of 1934, each of Mutuelles AXA and AXA is deemed to be a beneficial owner of such securities; however, Mutuelles AXA and AXA expressly disclaim that they are, in fact, the beneficial owner of such securities, other than, with respect to AXA, the 9,933 shares in which it directly holds beneficial ownership. The business address for AXA is 25, avenue Matignon, 75008 Paris, France; for each member of the Mutuelles AXA other than AXA Courtage Assurance Mutuelle, is 370, rue Saint Honore, 75001 Paris, France; for AXA Courtage Assurance Mutuelle is 26, rue Louis le Grand, 75002 Paris, France; and for AXA Financial is 1290 Avenue of the Americas, New York, New York 10104.

(4)	Based on a filing with the Securities and Exchange Commission on February 11, 2002, indicating beneficial ownership as of December 31, 2001. Capital Research and Management Company, as investment adviser to various investment companies, has sole dispositive power over all of these shares and no voting power over any of these shares. The address for Capital Research and Management is 333 South Hope Street, Los Angeles, California 90071.

(5)	Based on a filing with the Securities and Exchange Commission on February 13, 2002, indicating beneficial ownership as of December 31, 2001. This filing was made with respect to 25,339,171 shares of our common stock by FMR Corp., which indirectly holds shares on behalf of its direct and indirect subsidiaries. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, is the beneficial owner of 24,033,720 shares of our common stock as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d, Chairman of FMR, and FMR, through its control of Fidelity, have sole power to dispose of 25,339,171 shares of our common stock (including the 24,033,720 shares deemed beneficially owned by Fidelity) and sole power to vote or direct the voting of 1,092,931 shares of our common stock. The business address for each such reporting person is 82 Devonshire Street, Boston, Massachusetts 02109.

(6)	Includes 2,546,666 shares that Mr. Smith has the right to acquire within 60 days of the record date through exercise of options.

(7)	Represents shares that Mr. Reed has the right to acquire within 60 days of the record date through exercise of options.

(8)	Includes 56,583 shares that Mr. Clough has the right to acquire within 60 days of the record date through exercise of options.

(9)	Includes 531,250 shares that Mr. Daane has the right to acquire within 60 days of the record date through exercise of options.

(10)	Includes 44,583 shares that Mr. Ellison has the right to acquire within 60 days of the record date through exercise of options.

(11)	Includes 359,916 shares that Mr. Newhagen has the right to acquire within 60 days of the record date through exercise of options. Also includes 400 and 200 shares held by Mr. Newhagen’s spouse and daughter, respectively.

(12)	Represents shares that Dr. Rieman has the right to acquire within 60 days of the record date through exercise of options.

(13)	Includes 516,250 shares that Mr. Terry has the right to acquire within 60 days of the record date through exercise of options.

(14)	Includes 1,385,334 shares that Mr. Berlan has the right to acquire within 60 days of the record date through exercise of option. Also includes 1,300 shares held by Mr. Berlan’s son.

(15)	Includes 376,667 shares that Mr. Cleage has the right to acquire within 60 days of the record date through exercise of options. Also includes 400 shares held by Mr. Cleage’s spouse.

(16)	Includes 116,667 shares that Mr. Plofsky has the right to acquire within 60 days of the record date through the exercise of options.

(17)	Includes 658,200 shares that Mr. Sarkisian has the right to acquire within 60 days of the record date through exercise of options.

(18)	Includes 7,179,561 shares in the aggregate which executive officers and directors have the right to acquire within 60 days of the record date through exercise of options.

Executive Compensation

Summary of Officer Compensation

      The following table summarizes the total compensation of the Chief Executive Officer and our four other most highly compensated executive officers in fiscal 2001 as well as the total compensation earned by each such individual for our two previous fiscal years.

Summary Compensation Table

					Long-Term Compensation
					Awards

		Annual Compensation					Securities	All Other
					Restricted Stock		Underlying	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)		Awards($)		Options(#)	($)

John P. Daane	2001	614,815	450,000	(1)	—		500,000	3,029	(2)
President and Chief	2000	56,669	116,080		7,180,950	(3)	1,500,000	88	(2)
Executive Officer

Denis M. Berlan	2001	472,935	—		—		250,000	10,051	(4)
Executive Vice President	2000	500,019	1,116,150		—		160,000	7,034	(4)
and Chief Operating Officer	1999	500,020	425,120		—		100,000	7,369	(4)

Nathan M. Sarkisian	2001	367,694	—		—		220,000	5,108	(5)
Senior Vice President and	2000	395,915	892,920		—		160,000	5,059	(5)
Chief Financial Officer	1999	398,477	425,120		—		100,000	4,452	(5)

Erik R. Cleage	2001	363,117	—		—		150,000	4,719	(6)
Senior Vice President,	2000	400,015	892,920		—		160,000	5,815	(6)
Marketing	1999	400,015	340,096		—		100,000	4,863	(6)

Jordan S. Plofsky	2001	299,418	250,000	(7)	282,490	(3)	620,000	2,463	(8)
Senior Vice President, Vertical Markets and Embedded Processor Products

(1)	Represents a hire-on bonus that we agreed to pay Mr. Daane when he started his employment in November 2000 and that was paid to him in February 2001.

(2)	Represents $1,029 of disability insurance premium and life insurance premium we paid in fiscal 2001, a $2,000 contribution by us under the Altera Corporation Savings and Retirement Plan, or our 401(k) plan, in fiscal 2001, and $88 of life insurance premium we paid in fiscal 2000.

(3)	Represents the dollar value (less the par value per share paid by Mr. Daane and Mr. Plofsky) of the award of restricted stock determined by multiplying the closing market price of the common stock on the grant date by the number of shares granted — 300,000 shares at $23.9375 per share for Mr. Daane and 10,000 shares at $28.25 per share for Mr. Plofsky. At December 31, 2001, Messrs. Daane and Plofsky held 200,000 and 10,000 unvested shares of restricted stock having a value of $4,243,800 and $212,190, respectively, based upon a closing price of $21.22 per share (less the par value per share paid by Mr. Daane and Mr. Plofsky) of our common stock as reported on the Nasdaq National Market on

December 31, 2001. Dividends, if any, are paid on all restricted stock to the same extent as any other shares of our common stock.

(4)	Represents $8,051, $5,534, and $5,869 of disability insurance premiums, life insurance premiums, and medical examination costs we paid in fiscal 2001, fiscal 2000, and fiscal 1999, respectively, and a $2,000 contribution by us under our 401(k) plan in fiscal 2001 and a $1,500 contribution by us under our 401(k) plan in each of fiscal 2000 and fiscal 1999.

(5)	Represents $3,108, $3,559, and $2,952 of disability insurance premiums, life insurance premiums, and medical examination costs we paid in fiscal 2001, fiscal 2000, and fiscal 1999, respectively, and a $2,000 contribution by us under our 401(k) plan in fiscal 2001 and a $1,500 contribution by us under our 401(k) plan in fiscal 2000 and fiscal 1999.

(6)	Represents $4,719, $4,315, and $3,363 of disability insurance premiums, life insurance premiums, and medical examination costs we paid in fiscal 2001, fiscal 2000, and fiscal 1999, respectively, and a $1,500 contribution paid by us under our 401(k) plan in fiscal 2000 and fiscal 1999.

(7)	Represents a hire-on bonus that we agreed to pay Mr. Plofsky when he started his employment in February 2001 and that was paid to him in April 2001.

(8)	Represents $1,690 of disability insurance premium and life insurance premium we paid in fiscal 2001, and a $772 contribution paid by us under our 401(k) plan in such year.

Options Granted During Fiscal 2001

      The following table summarizes the grants of options to purchase our common stock made to the persons named in the Summary Compensation Table.

Option Grants in Last Fiscal Year

					Potential Realizable
	Individual Grants				Value at Assumed Annual
					Rates of Stock Price
	Number of	% of Total Options			Appreciation for Option
	Securities	Granted to	Exercise		Term(2)
	Underlying Options	Employees in Fiscal	Price	Expiration
Name	Granted(#)(1)	Year	($/share)	Date	5%($)	10%($)

John P. Daane	500,000(3)	4.14%	22.49	12/03/2011	7,071,920	17,921,634
Denis M. Berlan	250,000(3)	2.07%	22.49	12/03/2011	3,535,960	8,960,817
Nathan M. Sarkisian	220,000(3)	1.82%	22.49	12/03/2011	3,111,645	7,885,519
Erik R. Cleage	150,000(3)	1.24%	22.49	12/03/2011	2,121,576	5,376,490
Jordan S. Plofsky	400,000(4)	3.31%	26.65	05/01/2011	6,704,017	16,989,295
	220,000(5)	1.82%	22.49	12/03/2011	3,111,645	7,885,519

(1)	The options shown in the table are nonstatutory stock options that were granted at fair market value under our 1996 Stock Option Plan, as amended.

(2)	The 5% and 10% assumed compound rates of annual stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

(3)	The options vest in 12 equal monthly installments commencing on January 1, 2005.

(4)	100,000 shares vested on February 5, 2002 and 8,333.33 shares vest monthly from February 5, 2002 to February 5, 2005.

(5)	35,000 shares vest in 12 equal monthly installments commencing on January 1, 2003, 35,000 shares vest in 12 equal monthly installments commencing on January 1, 2004, and 150,000 shares vest in 12 equal monthly installments commencing on January 1, 2005.

Option Exercises and Fiscal 2001 Year-End Values

      The following table provides the specified information concerning exercises of options to purchase our common stock and the fiscal year-end value of unexercised options held by each of the persons named in the Summary Compensation Table.

Aggregated Option Exercises in Last Fiscal Year

And Fiscal Year-End Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		Fiscal Year-End(#)		Fiscal Year-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John P. Daane	—	—	406,250	1,593,750	—	—
Denis M. Berlan	—	—	1,212,000	1,050,000	17,982,427	4,874,009
Nathan M. Sarkisian	175,000	3,775,479	529,867	908,333	6,813,983	3,361,346
Erik R. Cleage	86,000	958,708	216,668	936,666	2,849,757	3,629,035
Jordan S. Plofsky	—	—	—	620,000	—	—

(1)	Amounts reflecting gains on outstanding stock options are based on the closing price of our common stock as reported on the Nasdaq National Market on December 31, 2001 of $21.22 per share.

Employment Contracts and Change of Control Arrangements

      We do not normally enter into employment contracts guaranteeing employment with our executive officers; however, each of our employees, including our executive officers, executes an employment, confidential information and invention assignment agreement. In connection with our employment of John P. Daane as our President and Chief Executive Officer and as an inducement essential to Mr. Daane’s accepting employment with us and in recognition of the best interests of our stockholders, which we believe is served by the continuing employment of key management personnel, we entered into a severance agreement and a change in control severance agreement with Mr. Daane. Under the severance agreement, Mr. Daane is entitled to receive payment equivalent to two year’s of his then current salary and one year of accelerated vesting of his stock options and restricted stock. The severance payments are payable only if we terminate Mr. Daane for reasons other than his death or for cause, as defined in the agreement. Mr. Daane is not eligible for severance payments if he is eligible to receive benefits under the change in control agreement. Mr. Daane is not entitled to receive severance payments if he voluntarily terminates his employment for any reason. As a condition to receiving the severance payments, Mr. Daane must execute a release, releasing and waiving any claims he may have against us. The severance agreement has a term of five years, which the board of directors may extend in its sole discretion.

      Under the change in control agreement, Mr. Daane is entitled to receive severance compensation if within 24 months following a change in control one or more of the following events, referred to as “triggering events,” occur:

•	Mr. Daane is terminated within 24 months of a change in control for reasons other than death or for cause (as defined in the agreement);

•	Mr. Daane is reassigned to a position other than CEO and he terminates his employment within 90 days of such reassignment; or

•	we move our headquarters more than 60 miles from its present location and he terminates his employment within 90 days of such move.

      A change in control is generally defined as the acquisition, directly or indirectly, of 50% or more of either (1) the total combined voting power of our outstanding common stock or (2) the total fair market value of our common stock. Upon the occurrence of a triggering event, Mr. Daane is entitled to receive the following compensation:

•	24 months of his then current base salary;

•	a bonus equivalent to two times his target bonus, if any, for the fiscal year in which the change in control occurs; and

•	accelerated vesting of all options and restricted stock granted or issued at least six months prior to the change in control.

The change in control agreement will terminate November 30, 2005, unless earlier terminated as a result of a change in control.

      As part of his initial employment agreement, we also guaranteed Mr. Daane’s 2001 bonus in the amount of $650,000. Mr. Daane waived his right to this bonus in July 2001.

      In November 2000, the board of directors also approved the sale of 300,000 shares of our common stock to Mr. Daane at a purchase price equal to the par value per share. Until the shares of common stock become vested, (1) Mr. Daane may not transfer such shares, and (2) upon termination of Mr. Daane’s employment, we have the right to repurchase the shares at the original purchase price for a period of 90 days following the date of such termination. Subject to Mr. Daane’s continued employment with us, the restrictions on 33.33% of the shares will lapse annually over three years. As of the record date, the restrictions on 100,000 shares had lapsed. In addition, the unvested shares are subject to accelerated vesting in accordance with the terms of the severance agreement and change in control agreement. The sale of the common stock to Mr. Daane was made to compensate him for compensation and benefits that were forfeited upon termination of his prior employment and as an incentive for continued service and achievements in the future.

      In July 2001, we agreed to pay Mr. Daane a retention bonus of $650,000 on February 15, 2003 if at least one of the following conditions is met: (1) Mr. Daane is employed by us on February 15, 2003 or (2) we terminated his employment other than for cause prior to that date.

      In February 2001, the stock option plan committee of the board of directors approved a grant of 10,000 shares of our restricted common stock to Jordan S. Plofsky, our newly hired Senior Vice President, Vertical Markets and Embedded Processor Products. In March 2001, Mr. Plofsky purchased the 10,000 shares at the par value per share. Until the shares of common stock become vested, (1) Mr. Plofsky may not transfer such shares, and (2) upon termination of Mr. Plofsky’s employment, we have the right to repurchase the shares at the original purchase price for a period of 90 days following the date of such termination. Subject to Mr. Plofsky’s continued employment with us, the restrictions on 25% of the shares will lapse annually over four years. As of the record date, the restrictions on 2,500 shares had lapsed. The restricted stock grant to Mr. Plofsky was made to compensate him for stock options that were forfeited upon termination of his prior employment and were scheduled to vest in a short term.

Compensation Committee Interlocks and Insider Participation

      Prior to March 5, 2002, the members of the compensation committee were Michael A. Ellison and William E. Terry. Neither Mr. Ellison nor Mr. Terry was at any time during fiscal 2001 or at any other time an officer or employee of us. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

Compensation Committee Report

      The compensation committee of the board of directors establishes our general compensation policies and the compensation plans and specific compensation levels for senior executives including our Chief Executive Officer. The compensation committee is currently comprised of two independent outside directors. The compensation committee generally meets three times a year to review executive compensation policies, design compensation programs, and determine individual salaries and awards for our executive officers based on both objective and subjective performance criteria.

General Compensation Philosophy

      The primary objectives of our executive compensation policies include:

•	attracting, motivating, and retaining quality employees;

•	rewarding executives based upon our financial performance at levels competitive with comparable high-growth companies; and

•	providing incentives designed to increase stockholder value.

      Because we compete against aggressive companies in a dynamic, high-growth industry, we believe that finding, motivating, and retaining quality employees, particularly senior managers and technical contributors, is a key factor to our future success. Accordingly, the compensation committee’s compensation philosophy seeks to align management and stockholder interests by tying cash compensation and long-term equity incentive programs to our financial performance, including increased returns to stockholders. The compensation committee also seeks to maintain executives’ aggregate compensation, including salary, bonus, and long-term equity incentives, at a level competitive with peer companies in the semiconductor industry which approximate our size in terms of employees, revenue, and capitalization. Many of these companies are included in the S&P Semiconductor Index used in the performance graph appearing in this proxy statement. In addition, as we compete for executive talent outside of those companies included in the S&P Semiconductor Index, companies outside this index are selected for inclusion in our peer group based on several criteria including, size, growth rates, similar financial performance, leadership status, innovation, and the extent to which they compete with us for executives.

Cash Compensation

      Cash compensation for our senior executives consists of a fixed base salary and an annual bonus based on our financial performance. Comparable peer company and other market data are studied in determining total cash compensation. In order to implement our philosophy that executives be rewarded for achieving positive financial results, the compensation committee structures the variable incentive bonus component to significantly affect their level of total compensation as compared to total compensation of executives of peer companies. Thus, while executive base salaries are targeted to be in the third quartile for salaries paid by peer companies, bonuses are targeted to raise or lower the level of total compensation in comparison with peer companies depending upon our performance in meeting annual performance goals established by the compensation committee.

      In setting annual goals for the executive bonus plan, the compensation committee considers various factors, including the anticipated introduction of new products, general economic conditions, and our competitive position relative to our competitors. The compensation committee intends that the goals be aggressive, emphasizing strong revenue growth and consistent net income. In order to achieve the purpose of the plan, the financial goals set by the compensation committee and the corresponding bonus targets are communicated to participants prior to the beginning of the fiscal year.

Long-Term Equity Compensation

      Long-term equity incentives, including stock options and stock purchase rights granted pursuant to our stock option and stock purchase plans, directly align the economic interests of our management and employees with those of our stockholders. Stock options are a particularly strong incentive because they are valuable to employees only if the fair market value of our common stock increases above the exercise price, which is set at the fair market value of our common stock on the date the option is granted. In addition, employees must remain employed with us for a fixed period of time in order for the options to vest fully. Options are granted to employees and executives following a yearly review of individual performance and consideration of the individual’s long-term value to us.

CEO Compensation

      In setting the CEO’s compensation, the compensation committee considers comparative financial and pay data of selected peer companies in the semiconductor industry. The compensation committee also considers studies from independent consultants of compensation structures. In November 2000, Mr. Daane became the company’s new President and Chief Executive Officer. In determining Mr. Daane’s compensation, the compensation committee reviewed compensation packages provided to new CEOs hired by similar high growth companies and the past compensation of Mr. Smith, our former President and CEO. Based on this determination and upon negotiation with Mr. Daane, the compensation committee established Mr. Daane’s base salary for 2001 at $650,000. On June 16, 2001, Mr. Daane agreed to a voluntary reduction in salary of 10% for the remainder of 2001.

      Also, as part of his initial employment agreement, we agreed to pay Mr. Daane (1) a hire-on bonus of $450,000 upon completion of ninety days of employment with us and (2) a guaranteed fiscal 2001 bonus equal to at least 100% of his base salary of $650,000, up to a maximum payout of 175% of his base salary. In July 2001, Mr. Daane agreed to waive his right to the guaranteed bonus for fiscal year 2001.

      To compensate Mr. Daane for compensation and benefits he relinquished when he left his previous employer and as an incentive for continued service, the compensation committee agreed to sell Mr. Daane 300,000 shares of common stock at a purchase price equal to the par value per share. The restrictions on the transfer of and our right to repurchase such shares lapse upon the vesting of such shares over a period of three years beginning on November 30, 2000. We also entered into a severance agreement and change in control severance agreement with Mr. Daane.

      We grant stock options to the CEO based primarily on the compensation committee’s evaluation of the CEO’s ability to influence our long-term growth and profitability. The Board of Director’s determination of the size of the option grant is made in its discretion based principally on the compensation committee’s estimation of the equity incentive value of the CEO’s unvested option position. In 2001, we granted Mr. Daane options to purchase 500,000 shares of our common stock.

      For fiscal 2002, Mr. Daane’s base salary will remain at $650,000, and his cash bonus will be based on our revenue growth over the prior year and net income and will also take into account financial targets, market conditions, and performance goals established prior to the beginning of the fiscal year. Also, in July 2001, we agreed to pay Mr. Daane a retention bonus of $650,000 on February 15, 2003 if at least one of the following conditions is met: (1) Mr. Daane is employed by us on February 15, 2003 or (2) we terminated his employment other than for cause prior to that date.

      The compensation committee also sets the base salary for Mr. Smith, the Chairman of the Board of Directors. On October 15, 2001, the compensation committee reduced Mr. Smith’s salary from $320,000 to $1 per year. In 2001, we did not grant Mr. Smith any options to purchase shares of our common stock.

Other Executive Compensation

      The compensation committee has adopted compensation policies for our senior executives similar to those established for the CEO. Using salary data supplied by outside consultants and other publicly available data, such as proxy data from peer companies, the CEO recommends to the compensation committee base salaries for executive officers that are within the range of salaries for persons holding similar positions at peer companies. In setting executive officer salaries, the CEO and the compensation committee also consider factors such as our performance relative to the peer companies and the individual officer’s past performance and future potential. In accordance with our compensation goals, the executive officers’ base salaries for fiscal 2001 were generally at the median of the range of peer company base salary data obtained by the compensation committee. On June 16, 2001, all executive officers of the company agreed to a voluntary reduction in salary of 10% for the remainder of 2001.

      No cash bonuses were paid to senior officers for fiscal 2001 in light of the fact that revenues and net income declined from the prior year. The senior officer bonus plan for fiscal 2002 will be based on our revenue growth over the prior year and net income and will also take into account financial targets, market conditions, and performance goals established prior to the beginning of the fiscal year.

      As with the CEO, the size of the stock option grant to each executive officer is determined by the compensation committee’s evaluation of that officer’s ability to influence our long-term growth and profitability. In addition, the compensation committee considers the incentive effect of additional option grants given the stock options then held by such executive officers and the amount of those options that are not yet vested.

Other Compensation Considerations

      The compensation committee has studied Section 162(m) of the Internal Revenue Code and related regulations of the Internal Revenue Service, which restrict the deductibility of executive compensation paid to any of our five most highly-paid executive officers at the end of any fiscal year to the extent that such compensation exceeds $1 million in any year and does not qualify for an exemption under the statute or related regulations. We have qualified our 1987 Stock Option Plan and our 1996 Stock Option Plan as performance-based plans and therefore compensation realized in connection with exercises of options granted under these plans is exempt under the statute. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy that all compensation must be deductible.

William E. Terry, Chairman	Michael A. Ellison, Member
Compensation Committee	Compensation Committee

Company Performance

      The following graph shows a comparison, since December 31, 1996, of cumulative total return for Altera, the Standard & Poor’s 500 Index, and the Standard & Poor’s Semiconductor Index.

COMPARISON OF CUMULATIVE TOTAL RETURN*

	12/31/1996	12/31/1997	12/31/1998	12/31/1999	12/31/2000	12/31/2001

Altera Corporation	100.00	91.14	167.50	272.74	289.60	233.55
S&P 500 Index	100.00	131.01	165.95	198.35	178.24	154.99
S&P Semiconductor Index	100.00	104.86	163.38	299.64	205.24	175.98

      Assumes $100 invested on December 31, 1996 in our common stock, Standard & Poor’s 500 Index, and Standard & Poor’s Semiconductor Index. Total return is based on historical results and is not intended to indicate future performance.

*	Total return assumes reinvestment of dividends for the Standard & Poor’s 500 Index and Standard & Poor’s Semiconductor Index. We have never paid dividends on our common stock.

Audit Committee Report

      The following is a report of the audit committee with respect to our audited financial statements for the fiscal year ended December 31, 2001, which include our consolidated balance sheets as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001, and the notes thereto.

      The audit committee is comprised solely of independent directors, as defined in the Marketplace Rules of The Nasdaq Stock Market, and operates under a written charter adopted by the board of directors. The composition of the audit committee, the attributes of its members, and the responsibilities of the committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees.

      In general, the audit committee charter sets forth:

•	the scope of the audit committee’s responsibilities and the means by which it carries out these responsibilities;

•	the outside auditor’s accountability to the board of directors and the audit committee; and

•	the audit committee’s responsibility to monitor the independence of the outside auditor.

      As described more fully in its charter, the purpose of the audit committee is to assist the board of directors in its general oversight of our financial reporting, internal control, and audit functions. Management is responsible for the preparation, presentation, and integrity of our financial statements; selection of accounting and financial reporting principles; and maintaining internal controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. PricewaterhouseCoopers LLP, our independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America.

      The audit committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor. The committee serves a board-level oversight role, in which it provides advice, counsel, and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the committee’s members in business, financial, and accounting matters.

      The committee members have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of our independent auditor included in their report on our financial statements. The committee’s oversight role does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the committee’s considerations and discussions with management and the independent auditor do not assure that our financial statements are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of our financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, or that our independent accountants are in fact “independent.”

      Among other matters, the audit committee monitors the activities and performance of our external auditors, including the audit scope, external audit fees, auditor independence matters, and the extent to which the independent auditor may be retained to perform non-audit services. The audit committee and the board have ultimate authority and responsibility to select, evaluate, and, when appropriate, replace our independent auditor. The audit committee also reviews the results of the external audit work with regard to the adequacy and appropriateness of our financial, accounting, and internal controls. Management and independent auditor presentations to and discussions with the audit committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the audit committee generally oversees our internal compliance programs.

Review with Management

      The audit committee has reviewed and discussed our audited financial statements with management. Management represented to the committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Review and Discussions with Independent Accountants

      The audit committee has discussed with PricewaterhouseCoopers LLP, our independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards), which includes, among other items, matters related to the conduct of the audit of our financial statements.

      The audit committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from us and our related entities) and has discussed with PricewaterhouseCoopers LLP their independence from Altera. In addition, the audit committee has also considered whether the provision of those services set forth in the table below is compatible with PricewaterhouseCoopers LLP maintaining its independence from Altera.

Conclusion

      Based on the review and discussions with management and our independent auditor, the committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

Robert W. Reed, Chairman Audit Committee	Michael A. Ellison, Member Audit Committee	Paul Newhagen, Member Audit Committee

Audit Fees

      The following table sets forth the aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for the following services during fiscal 2001:

Description of Services

Audit fees(1)	$500,000
All other fees(2)	366,000

Total	$866,000

(1)	Represents the aggregate fees billed or to be billed for professional services rendered for the audit of our 2001 annual financial statements and for the review of the financial statements included in our quarterly reports during such period.

(2)	Represents the aggregate fees billed in 2001 for services other than audit, which consisted primarily of tax services.

Certain Relationships and Related Transactions

      When we hired Michael Jacobs, our former Senior Vice President of Worldwide Sales, we agreed to make certain payments and provide certain benefits upon our termination of his employment. As a consequence, when we terminated Mr. Jacobs’s employment in November 2001, we agreed:

•	to pay Mr. Jacobs on January 15, 2002 a lump sum payment of $300,000, which is equal to one year’s base salary;

•	to accelerate the vesting of one year’s worth of Mr. Jacobs’s stock options, which is equal to 200,000 shares;

•	that 25% of Mr. Jacobs’s restricted stock grant would vest as scheduled on January 11, 2002, and that the remaining 50% of the unvested restricted stock, 25,000 shares, would be repurchased by us at the repurchase price of $12.50; and

•	to pay the cost of certain medical insurance for the shorter of one year from November 15, 2001 or the date Mr. Jacobs becomes eligible for medical insurance from a new employer.

      We have also entered into various compensation arrangements with some of our executive officers, which are discussed under “Employment Contracts and Change of Control Arrangements” on page 10.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission. Such officers, directors, and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

      Based solely on our review of the copies of such forms received by us or written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that, during the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to our officers, directors, and 10% stockholders were complied with.

PROPOSAL TWO — APPROVAL OF AMENDMENT TO 1996 STOCK OPTION PLAN

      At the annual meeting, the stockholders are being requested to approve the proposed amendment to the 1996 Stock Option Plan, referred to as the “1996 Plan,” to increase by 9,000,000 the number of shares reserved for issuance to a total of 68,000,000.

Summary

      The 1996 Plan was adopted by our board of directors in March 1996 and approved by our stockholders in May 1996. The 1996 Plan as adopted had 2,000,000 shares of common stock reserved for issuance, which increased to 4,000,000 with our two-for-one stock split in December 1996. At the annual meetings held in 1997, 1998, and 1999, the stockholders approved amendments to the 1996 Plan that increased the number of shares reserved for issuance by an aggregate of 5,000,000 to 9,000,000. As a result of our two-for-one stock split in May 1999, the number of shares reserved for issuance increased to 18,000,000. At the annual meeting held in 2000, the stockholders approved an amendment to the 1996 Plan that increased the number of shares reserved for issuance by 4,000,000 to 22,000,000. The number of shares reserved for issuance increased to 44,000,000 as a result of our two-for-one stock split in July 2000. At the annual meeting held in 2001, the stockholders approved an amendment to the 1996 Plan that increased the number of shares reserved for issuance by 15,000,000 to 59,000,000.

      In October 2000, our board of directors approved a proposal for restricting repricing of stock options granted under the 1987 Stock Option Plan, the 1996 Plan, and the 1998 Director Plan. Effective October 2000, we cannot, without the approval of a majority of our stockholders, amend any granted option to reduce the exercise price of the granted option or cancel any granted option in exchange for another option with a lower exercise price. These restrictions, however, do not apply where the amendment or cancellation of the granted option is necessary or appropriate to preserve the aggregate spread on the granted option following a stock dividend, merger, spin-off, or other corporate change.

      As of the record date, options to purchase an aggregate of 47,354,404 shares were outstanding and options to purchase 7,221,092 shares were available for future grant. In addition, 4,424,504 shares had been issued pursuant to the exercise of stock options granted under the 1996 Plan. The 1996 Plan authorizes the board of directors to grant stock options to eligible employees and consultants of Altera. The 1996 Plan is structured to allow the board of directors broad discretion in creating equity incentives in order to assist us in attracting, retaining, and motivating the best available personnel for the successful conduct of our business. The board of directors believes that the remaining shares available for grant under the 1996 Plan are not sufficient to accomplish these purposes. Specifically, the board of directors believes that an increase in the number of shares reserved for issuance under the 1996 Plan is necessary to attract and hire new employees, to motivate and retain existing employees, and to ensure that a sufficient number of shares are available for options assumed or granted in connection with acquisitions we may undertake.

      In January 2002, the board of directors approved an amendment to the 1996 Plan, subject to stockholder approval, to increase the number of shares reserved for issuance by 9,000,000, thereby increasing the total number of shares issuable under the 1996 Plan from 59,000,000 to 68,000,000.

      Under our stock repurchase program, the board of directors has authorized management to purchase up to 48,000,000 shares of common stock in the open market from time to time. In July 1996, our board of directors approved our stock repurchase program, which initially authorized us to repurchase up to 2,000,000 shares of our common stock. In June 1998, our board of directors authorized an increase in the number of shares by 4,000,000 from 2,000,000 shares to 6,000,000 shares. In connection with our two-for-one stock splits in May 1999 and July 2000, the authorized number of shares doubled from 6,000,000 to 12,000,000 and from 12,000,000 to 24,000,000. Further, in October 2000, our board of directors increased the authorized number of shares from 24,000,000 to 48,000,000. Our goal is to use our stock repurchases under this program to offset the potential share dilution from stock options granted under the 1996 Plan and the 1987 Stock Option Plan and from shares purchased under the 1987 Employee Stock Purchase Plan. In 1996, 1998, 1999, 2000, and 2001, we repurchased 1,200,000 shares, 7,240,000 shares, 4,330,000 shares, 17,130,000 shares, and 7,220,000 shares, respectively, substantially offsetting the potential share dilution from 1996, 1998, 1999, 2000, and 2001 activity relating to the 1996 Plan, the 1987 Stock Option Plan, and the 1987 Employee Stock Purchase Plan. Consequently, we may repurchase a total of 10,880,000 shares in the future under our stock repurchase program.

Vote Required and Board of Directors’ Recommendation

      The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the annual meeting will be required to approve the amendment to the 1996 Plan. To provide incentives to eligible employees and to align their interests directly with those of the stockholders, our board of directors has unanimously approved the proposed amendment and recommends that stockholders vote “FOR” such amendment.

Essential Features of the 1996 Plan

General

      The 1996 Plan permits stock option grants to our employees and consultants, or any employees and consultants of a parent or subsidiary of Altera. Our board of directors has the discretion to grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, referred to as the “Code,” or nonstatutory stock options. We do not currently have plans to grant incentive stock options under the 1996 Plan.

      The 1996 Plan is not a qualified deferred compensation plan under Section 401(a) of the Code and is not subject to the provisions of ERISA.

Purposes

      The purposes of the 1996 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees and consultants, to promote the success of our business, and to clearly align the interests of eligible employees directly with those of the stockholders.

Administration

      The 1996 Plan may be administered by our board of directors or by a committee designated by the board of directors. Once appointed, the committee members shall continue to serve until otherwise directed by the board of directors. The administration, interpretation, or application of the 1996 Plan by the board of directors or by the committee shall be final, conclusive, and binding upon all participants. The board of directors will administer the 1996 Plan, subject to the authority delegated to the stock option plan committee to grant stock options to employees other than executive officers and directors, and to the authority delegated to our compensation committee to administer the 1996 Plan in connection with grants and other matters regarding our executive officers (other than our Chief Executive Officer and President), directors, and 10% stockholders, as each such term is defined under Section 16 of the Exchange Act. Currently, the stock option plan committee consists of John P. Daane, and the compensation committee consists of Deborah D. Rieman and William E. Terry. Except for the compensation described in “Proposal One — Election of Directors — Director Compensation,” members of the board of directors and the committees will receive no additional compensation for their services in connection with the administration of the 1996 Plan. Copies of the 1996 Plan are available upon request at our principal executive offices.

Eligibility

      The 1996 Plan provides for the grant of stock options to employees, including employees who serve as both our officers and directors, and our consultants and employees and consultants of any parent or subsidiary of Altera whom the board of directors or the committees determine are eligible to be granted stock options under the 1996 Plan. Incentive stock options may only be granted to employees. The board of directors or the committees determine the number of shares subject to each stock option. As of the record date, approximately 1,872 employees, including officers, were eligible to participate in the 1996 Plan.

      The 1996 Plan imposes a limitation on grants to any optionee in any fiscal year so that the aggregate grants in any one year to any optionee may not exceed 2,000,000 shares per fiscal year; provided, however, that new hires may receive additional stock option grants for no more than 2,000,000 shares in the year they are hired. In addition, there is a limit of $100,000 on the aggregate fair market value of shares subject to all incentive stock options that are exercisable for the first time in any calendar year by an employee.

Terms of Options

      Each stock option granted pursuant to the 1996 Plan is evidenced by a written stock option agreement between us and the optionee and is, in general, subject to the following terms and conditions:

      Exercise of the Option. The board of directors or the committees determine on the date of grant when stock options may be exercisable under the 1996 Plan.

      Effective October 1, 1997, the form of stock option agreement used under the 1996 Plan for all new employees provides that a stock option will be exercisable cumulatively as to 25% of the stock option shares at the end of the first year and then monthly in equal amounts until 100% of the stock option shares have vested at the end of four years, so long as employment continues. Additional stock options granted to existing employees will typically vest monthly over a one-year period commencing on the third anniversary of the date of grant.

      Payment for shares issued upon exercise of a stock option may consist of cash, check, promissory note, an exchange of shares of our common stock, any combination of such methods of payment, or such other consideration as determined by the board of directors or the committees and as permitted under the Delaware General Corporation Law.

      Exercise Price. The exercise price of stock options granted under the 1996 Plan is determined by the board of directors or the committees, but may not be less than 100% of the fair market value of the common stock on the date the stock option is granted. The 1996 Plan provides that, because our common stock is currently traded on the Nasdaq National Market, the fair market value per share shall be the closing price on the Nasdaq National Market, on the date of grant of the stock option, as reported in The Wall Street Journal.

      Termination of Employment. If the optionee’s employment with us is terminated for any reason (other than death, total and permanent disability, or in certain cases, retirement), a vested stock option may generally be exercised within 30 days (or such other period of time, not exceeding three months in the case of incentive stock options, as is determined by the board of directors or the committee administering the 1996 Plan at the time of grant of such stock option), after such termination, but in no event later than the date of expiration of the term of such stock option. Further, the optionee may exercise the vested stock option only as to all or part of the shares that the optionee was entitled to exercise at the date of such termination. Generally, a termination is not deemed to occur if an optionee is on an approved leave of absence, or is transferred to a subsidiary or parent of Altera.

      Retirement. If an optionee satisfies certain requirements described below, the board of directors or the committee administering the 1996 Plan may, in its sole discretion, grant stock options that may continue to be exercisable following the optionee’s retirement from us, but such period may not extend beyond the date the stock option would otherwise terminate in accordance with its terms pursuant to the option agreement between us and the optionee.

      Effective October 6, 1999, an optionee is eligible for extended exercisability of stock options upon retirement under the 1996 Plan only if he or she: (1) has terminated his or her employment or consultancy with us after attaining the age of 55 and has completed at least ten years of service as an Altera employee, or (2) has terminated his or her employment or consultancy with us as a result of disability, regardless of the optionee’s age, has completed ten years of service as an Altera employee, and is eligible for Social Security benefits.

      In addition, to be eligible for extended exercisability of stock options upon retirement under the 1996 Plan, an optionee must not have committed certain acts of misconduct, including (1) conduct related to employment for which either criminal or civil penalties may be sought, (2) willful violation of our written policies, (3) any activity that is in competition with us or any parent or subsidiary of Altera, or (4) unauthorized disclosure of our confidential information or trade secrets or the confidential information or trade secrets of any parent or subsidiary of Altera.

      Death or Disability. If an optionee is unable to continue his or her employment with us as a result of death, his or her stock options may be exercised at any time within six months from the date of death (but in no event later than the date of expiration of the term of such stock option) to the extent such stock options would have been exercisable on the date six months after the date of the optionee’s death. If an optionee should die after a termination of employment, but before his or her stock options have expired or been exercised, such stock options may be exercised at any time within six months after death (but in no event later than the date of expiration of the term of such stock option) but only to the extent the stock options were exercisable on the date of termination. The board of directors or the committees may in their discretion extend the exercisability, but not the vesting, of such stock options for up to twelve months from the date of death.

      If an optionee is unable to continue his or her employment with us as a result of total and permanent disability, and except as otherwise provided above with respect to retirement, his or her stock options may be exercised at any time within three months after termination (or such other period not exceeding twelve months as determined by the board of directors or the committees, but in no event later than the date of expiration of the term of such stock option) to the extent the stock option was exercisable on the date of termination.

      Term and Termination of Options. Stock options granted under the 1996 Plan expire ten years from the date of grant, unless a shorter period is provided in the stock option agreement. The current form of option agreement provides for a ten-year term. No stock option may be exercised by any person after the expiration of its term.

      Nontransferability of Options. A stock option is not transferable by the optionee, other than by will or the laws of descent and distribution. If the optionee dies, stock options may be exercised by a person who acquires the right to exercise the stock option by bequest or inheritance.

      Other Provisions. The stock option agreement may contain such other terms, provisions, and conditions not inconsistent with the 1996 Plan as may be determined by the board of directors or the committee administering the 1996 Plan.

Adjustments Upon Changes in Capitalization or Merger

      In the event any change, such as a stock split or payment of a stock dividend, is made in our capitalization that results in an increase or decrease in the number of outstanding shares of common stock without our receipt of additional consideration, an appropriate adjustment shall be made by the board of directors in the stock option exercise price and in the number of shares subject to each stock option.

      In the event of our proposed dissolution or liquidation, we are required to notify each optionee as soon as practicable prior to the effective date of the proposed transaction. The board of directors or a committee may, in its discretion, provide for an optionee to have the right to exercise his or her stock options prior to the transaction and may, in addition, accelerate the exercisability of stock options so as to permit optionees to exercise their stock options to purchase shares of common stock for which the stock options would not otherwise be exercisable. To the extent a stock option has not been previously exercised, it will terminate immediately prior to the proposed liquidation or dissolution.

      In the event of a proposed sale of our assets or our merger with or into another corporation, all stock options will be assumed or an equivalent option will be substituted by the successor corporation. If the successor corporation refuses to fully assume all stock options, the optionees shall have the right to exercise stock options prior to such transaction for all shares of common stock subject to such stock options, including shares for which such stock options would not otherwise be exercisable. Stock options will be considered assumed if, following the merger or sale of assets, the option or right granted to the optionee by the purchaser or acquirer confers the right to receive for each share of common stock subject to such stock options the consideration received in the merger or sale of assets in exchange for outstanding shares of the common stock on the date of the transaction; provided, however, that if the consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its parent, the board of directors or the committee administering the 1996 Plan may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the stock option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of our common stock in the merger or sale of assets.

Amendment and Termination

      The board of directors may amend, alter, suspend, or terminate the 1996 Plan, or any part of the 1996 Plan, at any time and for any reason. However, we will obtain stockholder approval for any amendment to the 1996 Plan to the extent necessary to comply with Section 162(m) and Section 422 of the Code, or any similar rule or statute. No such action by the board of directors or stockholders may alter or impair any option or stock purchase right previously granted under the 1996 Plan without the written consent of the optionee. Unless terminated earlier, the 1996 Plan shall terminate ten years from the date of its approval by our stockholders.

Tax Information

      Incentive Stock Options. The Code provides to optionees favorable federal income tax treatment of stock options that qualify as incentive stock options. If a stock option granted under the 1996 Plan is treated as an incentive stock option, the optionee will recognize no income upon grant of the stock option, and will recognize no income upon exercise of the stock option unless the alternative minimum tax rules apply. We will not be allowed a deduction for federal tax purposes in connection with the exercise of an incentive stock option.

      Upon the sale of the shares issued upon exercise of an incentive stock option at least two years after the grant of the stock option and one year after exercise of the stock option, referred to as the “statutory holding periods,” any gain will be taxed to the optionee as long-term capital gain. If the statutory holding periods are not satisfied (i.e., the optionee makes a “disqualifying disposition”), the optionee will recognize compensation income equal to the excess, if any, of the lower of (1) the fair market value of the stock at the date of the stock option exercise, or (2) the sale price of the stock, over the option price. We are generally entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant in connection with such sale or disposition. The employee’s basis of the stock issued upon exercise of the option, referred to as the “option stock,” will be increased by the amount of the compensation income recognized. Any further gain or loss recognized on a disqualifying disposition of the shares will be characterized as capital gain or loss.

      Different rules may apply if shares are purchased by an optionee who is subject to Section 16(b) of the Exchange Act, and the optionee subsequently disposes of such shares prior to the expiration of the statutory holding periods.

      Nonstatutory Stock Options. Nonstatutory stock options granted under the 1996 Plan will not qualify for any special tax benefits to the optionee.

      An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon exercise of the stock option, the optionee will generally recognize compensation income for federal tax purposes measured by the excess, if any, of the then fair market value of the shares at the time of exercise over the exercise price. We are generally entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant in connection with such exercise. The employee’s basis of the option stock will be increased by the amount of the compensation income recognized.

      Upon the sale of the shares issued upon exercise of a nonstatutory stock option, any further gain or loss recognized will be treated as capital gain or loss and will be treated as short-term capital gain or loss if the shares have been held less than one year.

      During fiscal 2001, we received a tax benefit resulting from tax deductions of approximately $15.2 million and $10.3 million with respect to options exercised by employees under the 1987 Stock Option Plan and the 1996 Plan, respectively. During fiscal 2001, we also received a tax benefit resulting from research and development credits of approximately $1.7 million and $769,000 with respect to options exercised by employees under the 1987 Stock Option Plan and the 1996 Plan, respectively. These amounts are in addition to approximately $6.0 million and $14.6 million we received as payment of the exercise price of such options under the 1987 Stock Option Plan and the 1996 Plan, respectively.

      Tax Summary. The foregoing summary of the effect of federal income taxation upon the optionee and us with respect to the grant of stock options and purchase of shares under the 1996 Plan does not purport to be complete. Reference should be made to the applicable provisions of the Code. In addition, this summary does not discuss the tax implications of an optionee’s death or the provisions of the income tax laws of any municipality, state, or foreign country in which the optionee may reside.

Participation in the 1996 Plan

      The grant of stock options under the 1996 Plan to executive officers, including the executive officers named in the Summary Compensation Table, referred to as the “Named Officers,” is subject to the discretion of the board of directors and the compensation committee. Since the 1996 Plan’s inception, Messrs. Daane, Berlan, Sarkisian, Cleage, and Plofsky were granted options to purchase 2,000,000, 1,810,000, 1,380,000, 1,470,000, and 620,000 shares, respectively. Since the 1996 Plan’s inception, all current executive officers as a group, including the Named Officers, and all other employees as a group were granted as of December 31, 2001 options to purchase 8,561,750 and 57,997,104 shares, respectively. During this period, options to purchase an aggregate of 15,394,220 were cancelled. Since the 1996 Plan’s inception, none of our current directors, excluding current or former executive officers, have been granted options to purchase shares under the 1996 Plan. As of December 31, 2001, the weighted average exercise price of outstanding options under the 1996 Plan was $21.13. As of the date hereof, there has been no determination as to future awards under the 1996 Plan. Accordingly, future benefits or amounts received are not determinable.

PROPOSAL THREE — APPROVAL OF AMENDMENT TO

1987 EMPLOYEE STOCK PURCHASE PLAN

      At the annual meeting, the stockholders are being requested to approve the proposed amendment to the 1987 Employee Stock Purchase Plan, referred to as the “1987 Purchase Plan,” to increase by 1,500,000 the number of shares reserved for issuance.

General

      The 1987 Purchase Plan was adopted by our board of directors in August 1987 and approved by our stockholders in September 1987. The 1987 Purchase Plan as adopted had 200,000 shares of common stock reserved for issuance. Prior to 1995, the board of directors authorized, and stockholders approved, amendments to the 1987 Purchase Plan to increase the shares reserved for issuance from 200,000 to 700,000. The number of shares reserved for issuance increased to 2,800,000 as a result of our two-for-one stock splits in May 1995 and December 1996. At the annual meetings held in 1998 and 1999, the stockholders approved amendments to the 1987 Purchase Plan that increased the number of shares reserved for issuance under the 1987 Purchase Plan by an additional 500,000 to 3,300,000. The number of shares reserved for issuance increased to 6,600,000 as a result of our two-for-one stock split in May 1999. At the annual meeting held in 2000, the stockholders approved an amendment to the 1987 Purchase Plan that increased the number of shares reserved for issuance under the 1987 Purchase Plan by an additional 250,000 shares to 6,850,000. The number of shares reserved for issuance increased to 13,700,000 as a result of our two-for-one stock split in July 2000. At the annual meeting held in 2001, the stockholders approved an amendment to the 1987 Purchase Plan that increased the number of shares reserved for issuance under the 1987 Purchase Plan by an additional 500,000 shares to 14,200,000. In January 2002, the board of directors approved an amendment to the 1987 Purchase Plan, subject to stockholder approval, to increase the number of shares reserved for issuance by 1,500,000, thereby increasing the total number of shares issuable under the 1987 Purchase Plan from 14,200,000 to 15,700,000.

      As of the record date, 13,048,930 shares had been issued pursuant to the exercise of options to purchase shares under the 1987 Purchase Plan, and 1,151,070 shares are available for future grant.

Vote Required and Board of Directors’ Recommendation

      The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the annual meeting will be required to approve the amendment to the 1987 Purchase Plan. Our board of directors has unanimously approved the proposed amendment and recommends that the stockholders vote “FOR” such amendment.

Essential Features of the 1987 Purchase Plan

General

      The 1987 Purchase Plan, and the right of participants to make purchases under the 1987 Purchase Plan, is intended to qualify as an “Employee Stock Purchase Plan” under the provisions of Sections 421 and 423 of the Code. The provisions of the 1987 Purchase Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of those sections of the Code.

      The 1987 Purchase Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of ERISA.

Purpose

      The purpose of the 1987 Purchase Plan is to provide our employees, including the employees of any of our subsidiaries designated by the board, with an opportunity to purchase our common stock through accumulated payroll deductions.

Administration

      The 1987 Purchase Plan may be administered by our board of directors or a committee of members of the board of directors appointed by the board of directors. Once appointed, the members of the committee shall continue to serve until otherwise directed by the board of directors. The administration, interpretation, or application of the 1987 Purchase Plan by the board of directors or by the committee shall be final, conclusive, and binding upon all participants. Members of the board of directors who are eligible employees are permitted to participate in the 1987 Purchase Plan, provided that such members may not vote on any matter affecting the administration of the 1987 Purchase Plan or the grant of any stock option pursuant to the 1987 Purchase Plan. In addition, if a committee is established to administer the 1987 Purchase Plan, no member of the board of directors who is eligible to participate in the 1987 Purchase Plan may be a member of the committee. No charges for administrative or other costs may be made against the payroll deductions of a participant in the 1987 Purchase Plan. Members of the board of directors receive no additional compensation for their services in connection with the administration of the 1987 Purchase Plan.

Eligibility

      Any person, including an officer, who is customarily employed for at least twenty hours per week and more than five months in a calendar year by us or any of our designated subsidiaries, as of an offering date shall be eligible to participate in the 1987 Purchase Plan. An offering date is the first trading day of a given offering period. Notwithstanding the foregoing, no participant shall be granted an option to purchase shares under the 1987 Purchase Plan:

•	that would permit the participant’s rights to purchase stock under all of our employee stock purchase plans and those of our subsidiaries to accrue at a rate that exceeds $21,250 (which is 85% of $25,000 of the fair market value of such stock determined at the time such stock option is granted) for each calendar year in which such option is outstanding at any time; or

•	if, after the grant of an option, the participant would own common stock or options to purchase common stock equal to 5% or more of the total combined voting power or value of all classes of our capital stock or capital stock of any of our subsidiaries.

      For purposes of the 1987 Purchase Plan, the employment relationship will be treated as continuing intact while a participant is on sick leave or other leave of absence approved by us. However, where the period of leave exceeds 90 days and the participant’s right to reemployment is not guaranteed either by statute or by contract, the participant will be deemed to have withdrawn from the 1987 Purchase Plan on the 91st day of such leave.

      Furthermore, if, on a purchase date, the number of shares that would otherwise be subject to stock options under the 1987 Purchase Plan exceeds the number of shares available for sale as of the beginning of the applicable offering period, a pro rata allocation of the available shares shall be made in as uniform and as equitable a manner as is practicable.

      As of the record date, approximately 1,866 employees were eligible to participate in the 1987 Purchase Plan.

Enrollment in the Plan

      Eligible employees become participants in the 1987 Purchase Plan by completing a subscription agreement authorizing payroll deductions prior to the applicable offering date. A person who becomes employed after the commencement of an offering period may not participate in the 1987 Purchase Plan until the commencement of the next offering period.

Offering Periods; Purchase Periods

      Typically, the 1987 Purchase Plan is implemented by consecutive, overlapping twelve-month offering periods, with a new offering period commencing on the first trading day on or after May 1 and November 1 of each year and terminating on the trading day on or before April 30 and October 31. Each twelve-month offering period generally includes two six-month purchase periods. In the future, the board of directors may alter the duration of the offering periods, including the commencement dates, with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first offering period to be affected.

Purchase Price

      The purchase price at which shares are sold under the 1987 Purchase Plan is 85% of the lower of the fair market value of a share of our common stock on (1) the first trading day of the offering period, or (2) the last trading day of the purchase period. If the fair market value at the end of any purchase period is less than the fair market value at the beginning of the offering period, each participant will be automatically withdrawn from the current offering period following the purchase of shares on the purchase date and will be automatically re-enrolled in the immediately following offering period. The 1987 Purchase Plan provides that, because our common stock is currently traded on the Nasdaq National Market, the fair market value of a share of our common stock on a given date shall be the closing price on the Nasdaq National Market, on such date, as reported in The Wall Street Journal.

Payment of the Purchase Price; Payroll Deductions

      The payroll deductions accumulated during the offering period are applied to the purchase of the shares. The deductions may not exceed 10% of a participant’s eligible compensation received on each pay day. The aggregate of such payroll deductions during the offering period cannot exceed 10% of his or her aggregate eligible compensation during such offering period up to a maximum of $21,250 (which is 85% of $25,000 of the fair market value of such stock determined at the time such stock option is granted) for each calendar year. Eligible compensation is defined as all regular straight time gross earnings, plus sales commissions and sales incentives earned during the entire offering period, but exclusive of payments for overtime, shift premium, other incentive payments, bonuses, or other compensation.

      Payroll deductions shall commence on the first pay day following the first day of the offering period and shall continue at the same percentage rate until the end of the offering period unless sooner terminated. No interest shall accrue on the payroll deductions of a participant in the 1987 Purchase Plan. At any time during the offering period, a participant may discontinue or decrease his or her payroll deductions under the 1987 Purchase Plan without withdrawing amounts previously contributed. A participant may increase his or her rate of payroll deductions only for a subsequent offering period and may not increase his or her rate of payroll deductions during an outstanding offering period in which such participant is currently participating.

      All payroll deductions received or held by us under the 1987 Purchase Plan may be used by us for any corporate purpose, and we are not obligated to segregate such payroll deductions. Until the shares are issued, participants only have the rights of an unsecured creditor.

Purchase of Stock; Grant of Options

      On the first day of each offering period, each eligible employee participating in the 1987 Purchase Plan shall be granted an option to purchase up to a maximum of 10,000 shares of our common stock during each purchase period. The exact number of shares is determined by dividing such employee’s accumulated payroll deductions at the end of the purchase period by the option purchase price determined as described above, subject to the limitations set forth in the 1987 Purchase Plan. For future offering periods, the board of directors may increase or decrease, in its absolute discretion, the maximum number of shares of our common stock that may be purchased during each purchase period of the offering period.

Exercise of Options

      Unless the participant’s participation is discontinued, each participant’s option for the purchase of the maximum number of full shares will be exercised automatically at the end of the purchase period at the applicable price.

Withdrawal

      A participant may withdraw all, but no less than all, the payroll deductions credited to his or her account under the 1987 Purchase Plan at any time prior to the last day of the offering period by giving written notice to us. All of the participant’s payroll deductions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal, and his or her option for the current period will automatically terminate, and no further payroll deductions for the purchase of shares will be made during the offering period.

      A participant’s withdrawal from an offering does not have any effect upon such participant’s eligibility to participate in subsequent offerings under the 1987 Purchase Plan or in any similar plan that we may adopt.

Termination or Interruption of Employment

      Upon termination or interruption of a participant’s employment for any reason, including retirement or death, prior to the last day of the offering period, the payroll deductions credited to the participant’s account will be returned to such participant, or, in the case of the participant’s death, to the person or persons entitled thereto as specified in the participant’s subscription agreement, and his or her option will be automatically terminated.

Adjustments upon Changes in Capitalization or Merger

      In the event any change, such as a stock split or payment of a stock dividend, is made in our capitalization that results in an increase or decrease in the number of outstanding shares of common stock without our receipt of additional consideration, an appropriate adjustment will be made in the shares subject to purchase and in the purchase price per share, subject to any required action by our stockholders. In the event of our proposed dissolution or liquidation, the offering periods then in progress will be shortened and a new exercise date will be set. The board of directors shall notify the participant at least ten days prior to the new exercise date that the exercise date has been changed and that the participant’s option will be exercised automatically, unless the participant has withdrawn from the offering period prior to the new exercise date. In the event of our merger with or into another corporation, or the sale of substantially all of our assets, the participant’s outstanding option will be assumed or substituted for by the successor corporation, or a parent or subsidiary of such successor corporation. If the successor corporation refuses to assume or provide a substitute for the participant’s outstanding options, we will take the same actions under the plan as previously described with respect to a proposed dissolution or liquidation.

Nonassignability

      Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the 1987 Purchase Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant, other than by will, the laws of descent and distribution, or as provided in the 1987 Purchase Plan. Any such attempt at assignment, transfer, pledge, or other disposition shall be without effect, except that we may treat such act as an election to withdraw from the 1987 Purchase Plan.

Amendment and Termination of the Plan

      The board of directors may at any time or from time to time amend or terminate the 1987 Purchase Plan, except that such termination shall not affect options previously granted nor, generally, may any amendment make any change in an option previously granted that adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code, we shall obtain stockholder approval in such a manner and to such a degree as required.

      Without stockholder approval and without regard to whether any participant rights may be adversely affected, the board of directors may (1) change the offering periods, (2) limit the frequency and/or number of changes in the amount withheld during an offering period, (3) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (4) permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in our processing of properly completed withholding elections, (5) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of our common stock for each participant properly correspond with amounts withheld from the participant’s compensation, and (6) establish such other limitations or procedures that the board of directors determines, in its sole discretion, are advisable and that are consistent with the 1987 Purchase Plan.

      The 1987 Purchase Plan shall continue in effect until terminated as described above.

Tax Information

      The 1987 Purchase Plan and the right of participants to make purchases under the 1987 Purchase Plan is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or the purchase of shares. A participant may become liable for tax upon disposition of the shares acquired, as follows.

      If the shares are sold or disposed of, including by way of gift, at least two years after the offering date (the first day of the offering period during which shares were purchased) and more than one year after the date on which shares were transferred to the employee, then the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares subject to the option, referred to as the “option price,” or (b) 15% of the fair market value of the shares on the offering date, will be treated as ordinary income to the participant. The employee’s basis of the option stock will be increased by the amount of the compensation income recognized. Any further gain or loss upon such disposition will be treated as long-term capital gain or loss. If the shares are sold and the sales price is less than the option price, there is no ordinary income and the participant has a capital loss for the difference.

      If the shares are sold or disposed of, including by way of gift or by exchange in connection with the exercise of an incentive stock option, before the expiration of the holding periods described above, then the excess of the fair market value of the shares on the date of option exercise over the option price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The basis of the option stock will be increased by the amount of the compensation income recognized. Any further gain or loss recognized in connection with any such sale or exchange will be treated as capital gain or loss and will be treated as short-term capital gain or loss if the shares have been held less than one year.

      If shares are sold or disposed of before the expiration of the statutory holding periods, we are generally entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant in connection with such sale or disposition.

      The foregoing summary of the effect of federal income taxation upon the participant and us with respect to the shares purchased under the 1987 Purchase Plan does not purport to be complete. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax implications of a participant’s death or the provisions of the income tax laws of any municipality, state, or foreign country in which the participant may reside.

Participation in the 1987 Purchase Plan

      Eligible employees participate in the 1987 Purchase Plan voluntarily and each such employee determines his or her level of payroll deductions within the guidelines fixed by the 1987 Purchase Plan. Accordingly, future purchases under the 1987 Purchase Plan are not determinable at this time.

PROPOSAL FOUR — RATIFICATION OF APPOINTMENT OF

INDEPENDENT ACCOUNTANTS

      At the annual meeting, the stockholders are being requested to ratify the board of directors’ selection of PricewaterhouseCoopers LLP as our independent auditors to audit our financial statements for the fiscal year ending December 31, 2002. We expect that a representative of PricewaterhouseCoopers LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer any appropriate questions.

Vote Required and Board of Directors’ Recommendation

      Although it is not required to do so, the board of directors is submitting its selection of our independent auditors for ratification by the stockholders at the annual meeting in order to ascertain the view of the stockholders regarding such selection. The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the annual meeting will be required to approve this proposal. Whether the proposal is approved or defeated, the board of directors may reconsider its selection. The board of directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP.

VOTING VIA THE INTERNET OR BY TELEPHONE

For Shares Directly Registered in the Name of the Stockholder

      Stockholders with shares registered directly with EquiServe may vote those shares telephonically by calling EquiServe at (877) 779-8683 (within the U.S. and Canada only, toll-free), or via the Internet at EquiServe’s voting Web site (www.eproxyvote.com/altr).

For Shares Registered in the Name of a Broker or a Bank

      A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by EquiServe for shares registered directly in the name of the stockholder. If your shares are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ voting Web site (www.proxyvote.com).

DELIVERY OF VOTING MATERIALS

      To reduce the expenses of delivering duplicate voting materials to our stockholders, we are taking advantage of new householding rules that permit us to deliver only one set of voting materials, meaning the proxy statement and our 2001 annual report, to stockholders who share the same address unless otherwise requested. Each stockholder will receive a separate proxy card or voting instruction form and will therefore retain a separate right to vote on all matters presented at the meeting.

      If you share an address with another stockholder and have received only one set of voting materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate voting materials or request that we only send one set of voting materials to you if you are receiving multiple copies by calling us at: (408) 544-7000 or by writing us at: Altera Corporation, 101 Innovation Drive, San Jose, California 95134, Attn: Investor Relations.

ANNUAL REPORT

      Our 2001 annual report, which includes our Annual Report on Form 10-K for the year ended December 31, 2001, has been mailed to stockholders along with this proxy statement. If you have not received or had access to our annual report, please call Investor Relations at (408) 544-7000, and a copy will be sent to you.

STOCKHOLDER PROPOSALS

      In accordance with Rule 14a-8 under the Exchange Act, any stockholder who intends to submit a proposal at our 2003 annual meeting of stockholders and who wishes to have the proposal considered for inclusion in the proxy statement and form of proxy for that meeting must, in addition to complying with the applicable laws and regulations governing submission of such proposals, deliver the proposal to us for consideration no later than November 19, 2002. Such proposal should be sent to our Secretary at 101 Innovation Drive, San Jose, California 95134.

      SEC rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The discretionary vote deadline for our 2003 annual meeting is January 31, 2003 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a stockholder gives notice of such a proposal after the discretionary vote deadline, our proxy holders (1) will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2003 annual meeting and (2) will generally not be required to include any disclosure of the proposal in the proxy statement or on the proxy card.

      It is important that proxies be returned promptly. Therefore, stockholders, whether or not they expect to attend the meeting in person, are requested to complete, date, and sign the enclosed form of proxy and return it promptly in the envelope provided for that purpose. By returning your proxy promptly you can help us avoid the expense of follow-up mailings to ensure a quorum so that the meeting can be held. Stockholders who attend the meeting may revoke a prior proxy and vote their proxy in person as set forth in this proxy statement.

For the Board of Directors
ALTERA CORPORATION

Katherine E. Schuelke
Secretary

Dated: March 19, 2002

Altera Corporation, The Programmable Solutions Company®, is a world leader in one of the fastest growing segments of the semiconductor industry: high-density programmable logic devices (PLDs). Altera PLDs are standard integrated circuits that offer significant advantages over custom logic chips such as application-specific integrated circuits (ASICs). Today’s high-density PLDs, used in concert with Altera’s desktop software design tools and optimized intellectual property building blocks, allow electronic systems manufacturers to execute on a single chip the same functionality that previously consumed an entire printed circuit board. This methodology, called “system on a programmable chip” (SOPC), helps electronic systems manufacturers shorten time-to-market and reduce development costs.

Altera serves over 14,000 customers in four primary market segments: communications, electronic data processing, industrial, and consumer applications. The company sells its chips worldwide and derives more than half of its revenues from markets outside the United States. Altera common stock is traded on The Nasdaq Stock Market under the symbol ALTR. Altera’s web site is located at http://www.altera.com.

DETACH HERE

PROXY

ALTERA CORPORATION

PROXY FOR 2002 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of ALTERA CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 19, 2002, and hereby appoints John P. Daane and Nathan M. Sarkisian and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2002 Annual Meeting of Stockholders of ALTERA CORPORATION, to be held on Tuesday, April 30, 2002 at 2:00 p.m., local time at 101 Innovation Drive, San Jose, California, and any adjournment(s) thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

ALTERA CORPORATION

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

Vote by Telephone		Vote by Internet

It’s fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone		It’s fast, convenient, and your vote is immediately confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683).

Follow these four easy steps:		Follow these four easy steps:

1.	Read the accompanying Proxy Statement and Proxy Card.	1.	Read the accompanying Proxy Statement and Proxy Card.

2.	Call the toll-free number	2.	Go to the Website
	1-877-PRX-VOTE (1-877-779-8683).		http://www.eproxyvote.com/altr

3.	Enter your Voter Control Number located on your Proxy Card above your name.	3.	Enter your Voter Control Number located on your Proxy Card above your name.

4.	Follow the recorded instructions.	4.	Follow the instructions provided.

Your vote is important!		Your vote is important!
Call 1-877-PRX-VOTE anytime!		Go to http://www.eproxyvote.com/altr anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet

DETACH HERE

[X]   Please mark votes as in this example.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.

1.	Election of directors. Nominees:	(01) Rodney Smith; (02) Robert W. Reed; (03) Charles M. Clough; (04) John P. Daane; (05) Robert J. Finocchio, Jr.; (06) Paul Newhagen; (07) Deborah D. Rieman; (08) William E. Terry

FOR ALL NOMINEES	[ ]	[ ]	WITHHELD FROM ALL NOMINEES

[ ]		MARK HERE FOR ADDRESS	[ ]
CHANGE AND
	For all nominees except nominees written above	NOTE BELOW

2.	To approve an amendment to the 1996 Stock Option Plan to increase by 9,000,000 the number of shares of common stock reserved for issuance under the plan.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3.	To approve an amendment to the 1987 Employee Stock Purchase Plan to increase by 1,500,000 the number of shares of common stock reserved for issuance under the plan.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2002.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

5.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Both of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the power of said attorneys-in-fact hereunder.

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature:	Date:	Signature:	Date: